Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.

Patrick J. Dirk, President & CEO

Dennis C. Fairchild, Senior VP & CFO

Myra K. Erickson, Investor Relations

(949) 250-3280

www.troygroup.com

TROY WITHDRAWS FORECAST AND ANNOUNCES STATUS OF MERGER

SANTA ANA, Calif. — (BUSINESS WIRE) — January 4, 2005 -TROY Group, Inc. (NASDAQ: TROY) announced today that it is withdrawing its five-year revenue and earnings forecast included in the proxy statement for the special meeting of its stockholders held on November 9, 2004.  Although the Company has not yet released results for 2004, the Company stated that it expects such results to show a year over year decline in revenue due primarily to a decline in sales of its check printing solutions, which the Company believes is due in large part to a continuing decline in the use of checks.  Recent Federal Reserve pronouncements are projecting approximately a 15% decline in the volume of checks in 2005.  In addition, Meta Software has published a white paper that, based on a study by an industry research firm, projects a 40% decline in check volume by 2010, with the annual rate of decline peaking at 15% in 2006.  “We are concerned about the continuing decline in overall check printing and the impact that it is beginning to have and could continue to have on TROY’s core business,” stated Patrick J. Dirk, the Chairman of Troy.  “As a result, we no longer believe that the projections included in the proxy statement for the special meeting are achievable.”

The Company also announced that, as a result of this projected decline in the use of checks and the expected impact on the Company’s forecasts, the financing commitment described in the proxy statement for the special meeting has been withdrawn by the bank and replaced with a new, reduced financing commitment, which is structured as a demand facility.

At the special meeting held on November 9, 2004, TROY stockholders approved the merger agreement and related merger with Dirk, Inc., a corporation controlled by Patrick J. Dirk, the Chairman of TROY, and his family members.  However, the obligation of Dirk, Inc. to complete the merger is subject to the satisfaction or waiver of certain conditions, including the exercise of appraisal rights by holders of no more than 5% of the outstanding shares.  Following the special meeting, it was determined that holders of more than 5% of the outstanding shares had asserted appraisal rights.  As a result, Dirk, Inc. has the right under the merger agreement to terminate the merger agreement and the related merger.  Although the Company has agreed not to terminate the merger agreement until March 1, 2005, Dirk, Inc. has notified the Company that it is not willing to continue to expend time, money and resources attempting to complete the merger and therefore intends to terminate the merger agreement and merger unless by January 18, 2005 it has resolved these appraisal claims on satisfactory terms.

About TROY Group

TROY Group, Inc. (“TROY”) offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and

Financial Service Solutions which enable secure electronic payments.  Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. TROY distributes products to major corporations, banks, key government accounts and distributors worldwide. Visit  TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should, and the negative of these terms or other similar expressions. These statements, including statements regarding the projected decline in the use of checks, TROY’s 2004 operating results, completion of the merger and the ability of TROY to achieve projections are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the demand for checks and other printed financial documents, market acceptance of products incorporating wireless printing technologies, our ability to enhance existing products and develop new products, the number of stockholders who properly exercise and fail to withdraw appraisal claims, our ability to hire and retain qualified management, technology and other personnel, impact of competition from existing and new technologies and companies, the costs and impact of current litigation and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange. Statements included in this news release are based upon information known to TROY as of the date of this release, and TROY assumes no obligation to update information contained in this news release.

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